January 15, 2015
Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Fourth-quarter 2014 Net Income of $3.1 Billion, or $0.25 per Diluted Share

Results Include a Total of $1.2 Billion in Negative Charges to Revenue ($0.07 per Share) for Market-related Net Interest Income Adjustment, Adoption of Funding Valuation Adjustments (FVA)(A), and Net Debit Valuation Adjustments (DVA)

Full-year 2014 Net Income of $4.8 Billion, or $0.36 per Diluted Share,
on Revenue of $85.1 Billion(B)

Continued Business Momentum

•	Originated $15 Billion in Residential Mortgage Loans and Home Equity Loans in Q4-14, Helping Approximately 41,000 Home Owners Purchase a Home or Refinance a Mortgage

•	Issued 1.2 Million New Credit Cards in Q4-14, With 67 Percent Going to Existing Relationship Customers

•	Delivered Record Asset Management Fees in Global Wealth and Investment Management of $2.1 Billion; Pretax Margin of 25 Percent in Q4-14

•	Global Banking Increased Loans by $3.1 Billion, or 1.2 Percent, From Q4-13 to $273 Billion

•	Reduced Noninterest Expense to $14.2 Billion in Q4-14, Lowest Quarterly Expense Level Since Merrill Lynch Merger

•	Excluding Litigation, Noninterest Expense Down $1.2 Billion From Q4-13 to $13.8 Billion(C)

•	Legacy Assets and Servicing Expenses, Excluding Litigation, Down $0.7 Billion, or 38 Percent From Q4-13 to $1.1 Billion(D)

•	Credit Quality Continued to Improve With Net Charge-offs Down $0.7 Billion, or 44 Percent, From Q4-13 to $0.9 Billion; Net Charge-off Ratio of 0.40 Percent Is Lowest in a Decade

Record Capital and Liquidity Levels

•	Estimated Common Equity Tier 1 Ratio Under Basel 3 (Standardized Approach, Fully Phased-in) 10.0 Percent in Q4-14; Advanced Approaches 9.6 Percent in Q4-14(E)

•	Estimated Supplementary Leverage Ratios Above 2018 Required Minimums, With Bank Holding Company at 5.9 Percent and Primary Bank at 7.0 Percent(F)

•	Record Global Excess Liquidity Sources of $439 Billion, up $63 Billion from Q4-13; Time-to-required Funding at 39 Months

•	Tangible Book Value per Share Increased 5 Percent From Q4-13 to $14.43 per Share(G)

•	Book Value per Share Increased 3 Percent From Q4-13 to $21.32 per Share

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CHARLOTTE — Bank of America Corporation today reported net income of $3.1 billion, or $0.25 per diluted share, for the fourth quarter of 2014, compared to $3.4 billion, or $0.29 per diluted share in the year-ago period. Revenue, net of interest expense, on an FTE basis(B) was $19.0 billion, compared to $21.7 billion in the fourth quarter of 2013.

Results for the most recent quarter include three adjustments that, in aggregate, reduced revenue in the fourth quarter of 2014 by $1.2 billion (pretax) and lowered earnings per share by $0.07. These adjustments were a $578 million negative market-related net interest income (NII) adjustment, driven by the acceleration of bond premium amortization on the company's debt securities portfolio due to lower long-term interest rates; a one-time transitional charge of $497 million related to the adoption of funding valuation adjustments on uncollateralized derivatives in the company's Global Markets business; and $129 million in net DVA losses related to a tightening of the company's credit spreads. This compares with $210 million in positive market-related NII adjustments and $618 million in net DVA losses in the year-ago quarter. Excluding the impact of FVA in the current period and the net DVA and market-related NII adjustments in both periods, revenue was $20.2 billion in the fourth quarter of 2014 compared to $22.1 billion in the year-ago quarter(H). Approximately $720 million of the decline from the fourth quarter of 2013 was due to lower gains from the sales of debt securities and equity investment income, and the remainder was attributable to lower mortgage banking income and lower trading account profits.

Noninterest expense declined from $17.3 billion in the fourth quarter of 2013 to $14.2 billion in the fourth quarter of 2014, the lowest quarterly expense reported by the company since the Merrill Lynch merger. Credit quality also continued to improve, with the provision for credit losses declining from $336 million in the fourth quarter of 2013 to $219 million in the fourth quarter of 2014, while the charge-off ratio was the lowest in a decade.

2014 Calendar Year Net Income $4.8 Billion

For the full year, net income was $4.8 billion, or $0.36 per diluted share, compared to $11.4 billion, or $0.90 per diluted share in 2013. Revenue, net of interest expense, on an FTE basis(B) was $85.1 billion in 2014, compared to $89.8 billion in 2013.

Noninterest expense was $75.1 billion, compared to $69.2 billion in 2013. Excluding litigation expense of $16.4 billion in 2014 and $6.1 billion in 2013, noninterest expense was $58.7 billion in 2014, down $4.4 billion, or 7 percent, from 2013(C).

"In 2014, we continued to invest in our businesses while reducing expenses and resolving our most significant litigation matters," said Chief Executive Officer Brian Moynihan. "Last quarter, consumer deposits and loan originations were solid; wealth management client balances grew to $2.5  trillion; we increased lending to middle-market and large companies; and we retained a leadership position in investment banking. There's more work and tremendous opportunity ahead as we improve on the platform we've built to serve our customers and clients, and we enter 2015 in good shape to manage both the opportunities and the challenges the markets and economy will offer."

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"We continued our focus on optimizing the balance sheet this quarter, building capital and managing expenses in a challenging interest rate and geopolitical environment," said Chief Financial Officer Bruce Thompson. "Credit quality remained strong, reflecting the improving economy and our solid risk underwriting."

Selected Financial Highlights

	Three Months Ended		Year Ended
(Dollars in millions, except per share data)	December 31 2014	December 31 2013	December 31 2014	December 31 2013
Net interest income, FTE basis[1]	$9,865	$10,999	$40,821	$43,124
Noninterest income	9,090	10,702	44,295	46,677
Total revenue, net of interest expense, FTE basis	18,955	21,701	85,116	89,801
Total revenue, net of interest expense, FTE basis, excluding DVA/FVA[2]	19,581	22,319	85,356	90,959
Provision for credit losses	219	336	2,275	3,556
Noninterest expense[3]	14,196	17,307	75,117	69,214
Net income	$3,050	$3,439	$4,833	$11,431
Diluted earnings per common share	$0.25	$0.29	$0.36	$0.90

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $9.6 billion and $10.8 billion for the three months ended December 31, 2014 and 2013, and $40.0 billion and $42.3 billion for the years ended December 31, 2014 and 2013. Total revenue, net of interest expense, on a GAAP basis was $18.7 billion and $21.5 billion for the three months ended December 31, 2014 and 2013, and $84.2 billion and $88.9 billion for the years ended December 31, 2014 and 2013.

[2]
Represents a non-GAAP financial measure. Net DVA/FVA losses were $626 million and $618 million for the three months ended December 31, 2014 and 2013, and $240 million and $1.2 billion for the years ended December 31, 2014 and 2013. FVA losses were $497 million for the three months ended December 31, 2014.

[3]	Includes litigation expense of $393 million and $2.3 billion for the three months ended December 31, 2014 and 2013, and $16.4 billion and $6.1 billion for the years ended December 31, 2014 and 2013.

Net interest income, on an FTE basis(B), was $9.9 billion in the fourth quarter of 2014, down $1.1 billion from the year-ago quarter. The decline was driven by a $788 million negative swing year-over-year in market-related adjustments as discussed above, and lower loan balances and yields. These were partially offset by lower rates paid on deposits and lower long-term debt balances and yields. Excluding the impact of the market-related adjustments, net interest income was $10.4 billion in the fourth quarter of 2014, compared to $10.5 billion in the prior quarter and $10.8 billion in the year-ago quarter.

Noninterest income decreased 15 percent from the year-ago quarter to $9.1 billion. Excluding the impact of the adoption of FVA in the current period, and net DVA and equity investment income in both periods, noninterest income was down 10 percent from the year-ago quarter, driven by declines in sales and trading results as well as mortgage banking(H). This was partially offset by higher card income and higher investment and brokerage services income.

The provision for credit losses declined $117 million from the fourth quarter of 2013 to $219 million, driven by improved credit quality. Net charge-offs declined $703 million, or 44 percent, from the fourth quarter of 2013 to $879 million, with the net charge-off ratio falling to 0.40 percent in the fourth quarter of 2014 from 0.68 percent in the year-ago quarter. The decline in net charge-offs from the fourth quarter of 2013 was driven by continued improvement in the portfolio trends including increased home prices. During the fourth

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quarter of 2014, the reserve release was $660 million, compared to a reserve release of $1.2 billion in the fourth quarter of 2013.

Noninterest expense was $14.2 billion in the fourth quarter of 2014, compared to $17.3 billion in the year-ago quarter. The decline was driven by lower litigation expense (principally mortgage-related) and reduced personnel expense. Litigation expense declined to $393 million in the fourth quarter of 2014 from $2.3 billion in the year-ago quarter. Excluding litigation expense, noninterest expense decreased 8 percent from the year-ago quarter to $13.8 billion, reflecting continued progress to realize cost savings and improve efficiency(C).

Legacy Assets and Servicing (LAS), the business unit that is responsible for servicing residential mortgage and home equity loans, continued to make solid progress in its efforts to reduce expenses. Noninterest expense, excluding litigation, declined to $1.1 billion in the fourth quarter of 2014, compared to $1.3 billion in the prior quarter and $1.8 billion in the year-ago quarter as the number of 60+ days delinquent loans was reduced to 189,000 from 221,000 in the prior quarter and 325,000 in the year-ago quarter(D).

The effective tax rate for the fourth quarter of 2014 was 29.2 percent, compared to 10.6 percent in the year-ago quarter. The increase in the effective tax rate from the fourth quarter of 2013 was driven by the absence in the current quarter of certain discrete tax benefits from the year-ago quarter.

Business Segment Results

The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth and Investment Management (GWIM), Global Banking, and Global Markets, with the remaining operations recorded in All Other.

Consumer and Business Banking (CBB)

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2014	December 31 2013	December 31 2014	December 31 2013
Total revenue, net of interest expense, FTE basis	$7,541	$7,496	$29,862	$29,864
Provision for credit losses	670	427	2,633	3,107
Noninterest expense	4,015	4,001	15,911	16,260
Net income	$1,758	$1,992	$7,096	$6,647
Return on average allocated capital[1]	24%	26%	24%	22%
Average loans	$161,267	$163,157	$161,109	$164,574
Average deposits	550,399	528,733	543,441	518,904
At period-end
Brokerage assets			$113,763	$96,048

[1]
Return on average allocated capital is a non-GAAP financial measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

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Business Highlights

•	Average deposit balances increased $21.7 billion, or 4 percent, from the year-ago quarter to $550.4 billion.

•	Client brokerage assets increased $17.7 billion, or 18 percent, from the year-ago quarter to $113.8 billion, driven primarily by new client accounts, strong account flows as well as market valuations.

•
Credit card issuance remained strong. The company issued 1.2 million new credit cards in the fourth quarter of 2014, up 19 percent from the 1.0 million cards issued in the year-ago quarter. Approximately 67 percent of these cards went to existing relationship customers during the fourth quarter of 2014.

•
The number of mobile banking customers increased 15 percent from the year-ago quarter to 16.5 million users, and 12 percent of deposit transactions by customers were done through mobile, compared to 9 percent in the year-ago quarter. Since the introduction of Apple Pay™ in October, nearly 800,000 customers have enrolled in the service, adding approximately 1.1 million cards.

•	Preferred Rewards continues to expand, resulting in broader and deeper client relationships. Through the end of 2014, approximately 1.2 million clients have enrolled in the program.

Financial Overview

Consumer and Business Banking reported net income of $1.8 billion, compared to $2.0 billion in the year-ago quarter. The decline was driven by higher provision for credit losses as a result of the slowing pace of improvements in credit quality. Higher noninterest income, driven by an increase in card income, was offset by lower net interest income as a result of lower yields and loan balances, leaving revenue stable for the comparative periods.

Noninterest expense was $4.0 billion, in line with the year-ago quarter. Driven by the continued growth in mobile banking and other self-service customer touchpoints, the company reduced its retail footprint by another 92 banking centers during the fourth quarter of 2014 to 4,855 locations. Return on average allocated capital was 24 percent in the fourth quarter of 2014, compared to 26 percent in the fourth quarter of 2013.

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Consumer Real Estate Services (CRES)

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2014	December 31 2013	December 31 2014	December 31 2013
Total revenue, net of interest expense, FTE basis	$1,174	$1,712	$4,848	$7,715
Provision for credit losses	(131)	(474)	160	(156)
Noninterest expense[1]	1,945	3,752	23,226	15,815
Net loss	$(397)	$(1,035)	$(13,395)	$(5,031)
Average loans and leases	87,978	89,687	88,277	90,278
At period-end
Loans and leases			$87,972	$89,753

[1]	Includes litigation expense of $262 million and $1.2 billion for the three months ended December 31, 2014 and 2013, and $15.2 billion and $3.8 billion for the years ended December 31, 2014 and 2013.

Business Highlights

•
The company originated $11.6 billion in first-lien residential mortgage loans and $3.4 billion in home equity lines during the fourth quarter of 2014, compared to $11.7 billion and $3.2 billion in the prior quarter.

•	The number of 60+ days delinquent first mortgage loans serviced by Legacy Assets and Servicing (LAS) declined by 136,000 loans, or 42 percent, from the fourth quarter of 2013 to 189,000 loans.

•	Noninterest expense in LAS, excluding litigation, declined to $1.1 billion in the fourth quarter of 2014 from $1.8 billion in the year-ago quarter(D).

Financial Overview

Consumer Real Estate Services reported a net loss of $397 million for the fourth quarter of 2014, compared to a net loss of $1.0 billion for the same period in 2013, driven primarily by lower litigation expense.

Revenue declined $538 million from the fourth quarter of 2013 to $1.2 billion, driven primarily by lower servicing fees due to a smaller servicing portfolio. Core production revenue declined $107 million from the year-ago quarter to $297 million.

The benefit in the provision for credit losses decreased $343 million from the year-ago quarter to a benefit of $131 million, driven primarily by a slower pace of credit quality improvement.

Noninterest expense decreased $1.8 billion from the year-ago quarter to $1.9 billion, due to lower litigation expense and lower LAS default-related staffing and other default-related servicing expenses(D). Home Loans expenses also declined reflecting increased productivity.

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Global Wealth and Investment Management (GWIM)

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2014	December 31 2013	December 31 2014	December 31 2013
Total revenue, net of interest expense, FTE basis	$4,602	$4,479	$18,404	$17,790
Provision for credit losses	14	26	14	56
Noninterest expense	3,440	3,262	13,647	13,033
Net income	$706	$778	$2,974	$2,977
Return on average allocated capital[1]	23%	31%	25%	30%
Average loans and leases	$123,544	$115,546	$119,775	$111,023
Average deposits	238,835	240,395	240,242	242,161
At period-end (dollars in billions)
Assets under management			$902.9	$821.4
Total client balances[2]			2,498.0	2,366.4

[1]
Return on average allocated capital is a non-GAAP financial measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

[2]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans (including margin receivables).

Business Highlights

•	Client balances increased 6 percent from the year-ago quarter to $2.5 trillion, driven by higher market levels and net inflows.

•	Fourth-quarter 2014 long-term assets under management (AUM) flows of $9.4 billion were the 22nd consecutive quarter of positive flows. Full-year long-term AUM flows were a record $49.8 billion.

•	The company reported record asset management fees of $2.1 billion, up 16 percent from the year-ago quarter.

•	The number of wealth advisors increased by 714 advisors from the year-ago quarter to 17,231, and full-year attrition levels were at historical lows since the Merrill Lynch merger.

•	Average loan balances increased 7 percent from the year-ago quarter to $123.5 billion from $115.5 billion.

Financial Overview

Global Wealth and Investment Management reported net income of $706 million, compared to $778 million in the fourth quarter of 2013. Revenue increased 3 percent from the year-ago quarter to $4.6 billion, driven by higher noninterest income with record asset management fees, partially offset by lower transactional activity.

Noninterest expense increased 5 percent to $3.4 billion, driven by higher revenue-related incentive compensation and support costs.

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Return on average allocated capital was 23 percent in the fourth quarter of 2014, down from 31 percent in the year-ago quarter, driven by increased allocated capital and, to a lesser extent, lower net income.

Global Banking

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2014	December 31 2013	December 31 2014	December 31 2013
Total revenue, net of interest expense, FTE basis	$4,057	$4,303	$16,598	$16,479
Provision for credit losses	(29)	441	336	1,075
Noninterest expense	1,849	1,943	7,681	7,551
Net income	$1,433	$1,255	$5,435	$4,973
Return on average allocated capital[1]	18%	22%	18%	22%
Average loans and leases	$270,760	$268,864	$270,164	$257,249
Average deposits	264,027	259,193	261,312	236,765

[1]
Return on average allocated capital is a non-GAAP financial measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•	Bank of America Merrill Lynch was ranked No. 2 in global net investment banking fees in the fourth quarter of 2014 with firmwide investment banking fees of $1.5 billion, excluding self-led deals(I).

•
Bank of America Merrill Lynch ranked among the top three financial institutions globally in high-yield corporate debt, leveraged loans, asset-backed securities, investment grade corporate debt, syndicated loans, announced mergers and acquisitions, equity capital markets and debt capital markets during the fourth quarter of 2014(I).

•	Average loan and lease balances increased $3.7 billion, or 1.4 percent, from the prior quarter to $270.8 billion with growth mainly driven by the commercial and industrial portfolios.

Financial Overview

Global Banking reported net income of $1.4 billion in the fourth quarter of 2014, up $178 million, or 14 percent, from the year-ago quarter, driven by a reduction in the provision for credit losses and a decline in noninterest expense partly offset by lower revenue. Revenue of $4.1 billion declined 6 percent from the year-ago quarter, reflecting lower investment banking fees and net interest income.

The provision for credit losses decreased $470 million from the year-ago quarter to a benefit of $29 million in the fourth quarter of 2014, as the prior year included reserve increases from loan growth. Noninterest expense decreased $94 million, or 5 percent, from the year-ago quarter to $1.8 billion, reflecting lower personnel expenses and the completion of certain technology initiatives in the year-ago quarter.

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The return on average allocated capital was 18 percent in the fourth quarter of 2014, down from 22 percent in the year-ago quarter, as growth in earnings was more than offset by increased capital allocations.

Global Markets

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2014	December 31 2013	December 31 2014	December 31 2013
Total revenue, net of interest expense, FTE basis	$2,370	$3,198	$16,119	$15,390
Total revenue, net of interest expense, FTE basis, excluding net DVA/FVA[1]	2,996	3,816	16,359	16,548
Provision for credit losses	27	104	110	140
Noninterest expense	2,499	3,274	11,771	11,996
Net income (loss)	$(72)	$(47)	$2,719	$1,153
Return on average allocated capital[2]	n/m	n/m	8%	4%
Total average assets	$611,714	$603,012	$607,538	$632,681

[1]
Represents a non-GAAP financial measure. Net DVA/FVA losses were $626 million and $618 million for the three months ended December 31, 2014 and 2013, and $240 million and $1.2 billion for the years ended December 31, 2014 and 2013. FVA losses were $497 million for the three months ended December 31, 2014.

[2]	Return on average allocated capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.
Business Highlights

•	Equities sales and trading revenue, excluding net DVA/FVA, was up modestly from the fourth quarter of 2013 to $911 million despite a challenging market environment(L).

•	Bank of America Merrill Lynch was named No. 1 Global Research firm in 2014 by Institutional Investor magazine for the fourth year in a row.

Financial Overview

Global Markets reported a net loss of $72 million in the fourth quarter of 2014, compared to a net loss of $47 million in the year-ago quarter, reflecting lower sales and trading revenue, mostly offset by lower litigation expense and smaller net DVA losses. The current quarter was also negatively impacted by a one-time transitional charge of $497 million related to the adoption of funding valuation adjustments on uncollateralized derivatives(A).

Revenue decreased $828 million, or 26 percent, from the year-ago quarter to $2.4 billion. Excluding net DVA/FVA losses of $626 million in the current quarter and net DVA losses of $618 million in the year-ago quarter, revenue decreased $820 million to $3.0 billion(J). The year-ago quarter also included approximately $220 million in recoveries on certain legacy Fixed Income, Currencies and Commodities (FICC) positions. Excluding net DVA/FVA losses and the recoveries on legacy positions in the year-ago quarter, Global Markets sales and trading revenue declined approximately $400 million to $2.4 billion(J). On this same basis, FICC sales and trading revenue declined to $1.5 billion in the fourth quarter of 2014 from $1.9 billion in the year-ago quarter, driven by declines in credit and mortgages due to lower client activity, partially offset by stronger results in foreign exchange and rates(K).

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Equities sales and trading revenue was up modestly from the year-ago quarter to $911 million(L).

Noninterest expense of $2.5 billion decreased $775 million from the year-ago quarter due to a $652 million reduction in litigation expense, as well as a decrease in revenue-related incentives.

All Other1

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2014	December 31 2013	December 31 2014	December 31 2013
Total revenue, net of interest expense, FTE basis[2]	$(789)	$513	$(715)	$2,563
Provision for credit losses	(332)	(188)	(978)	(666)
Noninterest expense	448	1,075	2,881	4,559
Net income (loss)	$(378)	$496	$4	$712
Total average loans	183,090	226,027	202,512	235,460

[1]
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness.

[2]
Revenue includes equity investment income of $(77) million and $393 million for the three months ended December 31, 2014 and 2013 and $601 million and $2.6 billion for the years ended December 31, 2014 and 2013, and gains on sales of debt securities of $162 million and $363 million for the three months ended December 31, 2014 and 2013, and $1.3 billion and $1.2 billion for the years ended December 31, 2014 and 2013.

All Other reported a net loss of $378 million in the fourth quarter of 2014, compared to net income of $496 million for the same period a year ago, primarily due to declines in both net interest income and noninterest income, partially offset by lower noninterest expense.

Net interest income declined $760 million from the year-ago quarter, primarily as a result of a $788 million negative swing in market-related NII adjustments driven by the acceleration of bond premium amortization on the company's debt securities portfolio due to lower long-term interest rates.

Noninterest income declined $542 million from the year-ago quarter, reflecting lower equity investment income and lower gains on sales of debt securities in the fourth quarter of 2014. The decline in equity investment income was primarily attributable to the sale of an equity investment in the year-ago quarter and lower Global Principal Investment (GPI) results compared to the year-ago quarter, as the GPI portfolio has been actively winding down over the past several years.

The benefit in the provision for credit losses increased $144 million from the year-ago quarter to a benefit of $332 million. Income tax was a benefit of $527 million in the fourth quarter of 2014, compared to a benefit of $870 million in the year-ago quarter, reflecting the prior period tax benefits attributable to the resolution of certain tax matters and benefits from non-U.S. restructurings.

Noninterest expense declined primarily as a result of lower litigation expense and infrastructure support costs compared with the year-ago quarter.

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Credit Quality

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2014	December 31 2013	December 31 2014	December 31 2013
Provision for credit losses	$219	$336	$2,275	$3,556
Net charge-offs[1]	879	1,582	4,383	7,897
Net charge-off ratio[1,2]	0.40%	0.68%	0.49%	0.87%
Net charge-off ratio, excluding the PCI loan portfolio[2]	0.41	0.70	0.50	0.90
Net charge-off ratio, including PCI write-offs[2]	0.40	1.00	0.58	1.13
			December 31 2014	December 31 2013
Nonperforming loans, leases and foreclosed properties			$12,629	$17,772
Nonperforming loans, leases and foreclosed properties ratio[3]			1.45%	1.93%
Allowance for loan and lease losses			$14,419	$17,428
Allowance for loan and lease losses ratio[4]			1.65%	1.90%

[1]
Excludes write-offs of purchased credit-impaired (PCI) loans of $13 million and $741 million for the three months ended December 31, 2014 and 2013, and $810 million and $2.3 billion for the years ended December 31, 2014 and 2013.

[2]	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in the fourth quarter of 2014, with net charge-offs declining across most major portfolios when compared to the year-ago quarter. The number of 30+ days performing delinquent loans, excluding fully-insured loans, declined across all consumer portfolios from the year-ago quarter, remaining at record-low levels in the U.S. credit card portfolio. Additionally, reservable criticized balances and nonperforming loans, leases and foreclosed properties also continued to decline, down 10 percent and 29 percent, respectively, from the year-ago period.

Net charge-offs were $879 million in the fourth quarter of 2014, down from $1.0 billion in the third quarter of 2014, and $1.6 billion in the fourth quarter of 2013. The provision for credit losses declined to $219 million in the fourth quarter of 2014 from $336 million in the fourth quarter of 2013, driven by continued improvement in the portfolio trends including increased home prices. During the fourth quarter of 2014, the reserve release was $660 million, compared to a reserve release of $1.2 billion in the fourth quarter of 2013.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 4.14 times in the fourth quarter of 2014, compared to 2.78 times in the fourth quarter of 2013. The allowance to annualized net charge-off coverage ratio, excluding PCI, was 3.66 times in the fourth quarter of 2014 and 2.38 times in the fourth quarter of 2013.

Nonperforming loans, leases and foreclosed properties were $12.6 billion at December 31, 2014, a decrease from $14.2 billion at September 30, 2014 and $17.8 billion at December 31, 2013.

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Capital and Liquidity Management1,2,3

(Dollars in billions)		At December 31 2014	At September 30 2014
Basel 3 Transition (under standardized approach)
Common equity tier 1 capital - Basel 3		$155.4	$152.4
Risk-weighted assets		1,261.5	1,271.7
Common equity tier 1 capital ratio - Basel 3		12.3%	12.0%
Basel 3 Fully Phased-in (under standardized approach)[3]
Common equity tier 1 capital - Basel 3		$141.3	$135.1
Risk-weighted assets		1,415.4	1,418.2
Common equity tier 1 capital ratio - Basel 3		10.0%	9.5%

(Dollars in millions, except per share information)	At December 31 2014	At September 30 2014	At December 31 2013
Tangible common equity ratio[4]	7.47%	7.22%	7.20%
Total shareholders’ equity	$243,471	$238,681	$232,685
Common equity ratio	10.65	10.40	10.43
Tangible book value per share[4]	$14.43	$14.09	$13.79
Book value per share	21.32	20.99	20.71

[1]	Regulatory capital ratios are preliminary.

[2]
On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital and tier 1 capital.

[3]
Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to page 18 of this press release. The company's fully phased-in Basel 3 estimates are based on its current understanding of the Standardized and Advanced approaches under the Basel 3 rules, assuming all relevant regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from removal of the Comprehensive Risk Measure surcharge. These estimates are expected to evolve over time as the company's businesses change and as a result of further rulemaking or clarification by U.S. regulatory agencies. The Basel 3 rules require approval by banking regulators of certain models used as part of risk-weighted asset calculations. If these models are not approved, the company's risk-weighted assets and resulting capital ratios would likely be adversely impacted, which in some cases could be significant. The company continues to evaluate the potential impact of proposed rules.

[4]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliations to GAAP financial measures, refer to pages 22-24 of this press release.

The common equity tier 1 capital ratio under the Basel 3 Standardized Transition approach for measuring risk-weighted assets was 12.3 percent at December 31, 2014 and 12.0 percent at September 30, 2014.

While the Basel 3 fully phased-in Standardized and fully phased-in Advanced approaches do not go into effect until 2018, the company is providing the following estimates for comparative purposes.

The estimated common equity tier 1 capital ratio under the Basel 3 Standardized approach on a fully phased-in basis was 10.0 percent at December 31, 2014, compared to 9.5 percent at September 30, 2014(E).

The estimated common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis was 9.6 percent at both December 31, 2014 and September 30, 2014, despite an increase in operational risk-weighted assets during the fourth quarter(E).

At December 31, 2014, the estimated supplementary leverage ratio (SLR)(F) for the Bank Holding Company was approximately 5.9 percent, which exceeds the 5.0 percent minimum for bank holding companies, and the estimated SLR for the company's primary banking

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entity was approximately 7.0 percent at December 31, 2014(F), which exceeds the 6.0 percent required minimum.

At December 31, 2014, Global Excess Liquidity Sources totaled $439 billion, up from $429 billion at September 30, 2014 and $376 billion at December 31, 2013. Time-to-required funding was 39 months at December 31, 2014, compared to 38 months at both September 30, 2014 and December 31, 2013.

Period-end common shares issued and outstanding were 10.52 billion and 10.59 billion at December 31, 2014 and 2013.

Tangible book value per share of common stock(G) was $14.43 at December 31, 2014, compared to $13.79 at December 31, 2013. Book value per share was $21.32 at December 31, 2014, compared to $20.71 at December 31, 2013.
------------------------------

End Notes

This press release uses non-GAAP financial measures. The company believes these non-GAAP financial measures provide additional clarity in assessing its results. Other companies may define or calculate these measures differently.

(A)
In the fourth quarter of 2014, Bank of America adopted a funding valuation adjustment on uncollateralized derivatives in the company's Global Markets business. This methodology seeks to account for the value of funding costs today rather than accruing the cost over the life of the derivatives. The adoption resulted in a one-time transitional charge of $497 million recorded in the fourth quarter of 2014 in the company's Global Markets business.

(B)
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $9.6 billion and $10.8 billion for the three months ended December 31, 2014 and 2013, and $40.0 billion and $42.3 billion for the years ended December 31, 2014 and 2013. Net interest income on an FTE basis excluding market-related adjustments represents a non-GAAP financial measure. Market-related adjustments of premium amortization expense and hedge ineffectiveness were $(0.6) billion and $0.2 billion for the three months ended December 31, 2014 and 2013, and $(1.1) billion and $0.8 billion for the years ended December 31, 2014 and 2013. Total revenue, net of interest expense, on a GAAP basis was $18.7 billion and $21.5 billion for the three months ended December 31, 2014 and 2013, and $84.2 billion and $88.9 billion for the years ended December 31, 2014 and 2013.

(C)
Noninterest expense, excluding litigation, is a non-GAAP financial measure. Noninterest expense including litigation was $14.2 billion and $17.3 billion for the three months ended December 31, 2014 and 2013, and $75.1 billion and $69.2 billion for the years ended December 31, 2014 and 2013. Noninterest expense excluding litigation was $13.8 billion and $15.0 billion for the three months ended December 31, 2014 and 2013, and $58.7 billion and $63.1 billion for the years ended December 31, 2014 and 2013. Litigation expense was $393 million and $2.3 billion for the three months ended December 31, 2014 and 2013, and $16.4 billion and $6.1 billion for the years ended December 31, 2014 and 2013.

(D)
Legacy Assets and Servicing (LAS) noninterest expense, excluding litigation, is a non-GAAP financial measure. LAS noninterest expense was $1.4 billion and $3.0 billion for the three months ended December 31, 2014 and 2013, and $20.6 billion and $12.5 billion for the years ended December 31, 2014 and 2013. LAS litigation expense was $256 million and $1.2 billion for the three months ended December 31, 2014 and 2013, and $15.2 billion and $3.8 billion for the years ended December 31, 2014 and 2013.

(E)
Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 18 of this press release. On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting Common Equity Tier 1 (CET1) capital and Tier 1 capital. The company's estimates under the Basel 3 Advanced approaches may be refined over time as a result of further rulemaking or clarification by U.S. banking regulators or as our understanding and interpretation of the rules evolve. If our internal analytical models are not approved or are required to be revised, it would likely lead to an increase in our risk-weighted assets and negatively impact our capital ratios, which in some cases could be significant. The company continues to evaluate the potential impact of proposed rules.

(F)
The supplementary leverage ratio is based on estimates from our current understanding of recently finalized rules issued by banking regulators on September 3, 2014. The estimated ratio is measured using quarter-end tier 1 capital calculated under Basel 3 on a fully phased-in basis. The denominator is calculated as the daily average of the sum of on-balance sheet assets as well as the simple average of certain off-balance sheet exposures at the end of each month in the quarter, including, among other items, derivatives and securities financing transactions.

(G)
Tangible book value per share of common stock is a non-GAAP financial measure. Other companies may define or calculate this measure differently. Book value per share was $21.32 at December 31, 2014, compared to $20.99 at September 30, 2014 and $20.71 at December 31, 2013. For more information, refer to pages 22-24 of this press release.

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(H)
Revenue, net of interest expense, on an FTE basis, excluding net DVA and equity investment gains; and noninterest income excluding the impact of the adoption of FVA in the current period and net DVA and equity investment gains, are non-GAAP financial measures. Total revenue, net of interest expense, on an FTE basis was $19.0 billion and $21.7 billion for the three months ended December 31, 2014 and 2013, and $85.1 billion and $89.8 billion for the years ended December 31, 2014 and 2013. Noninterest income was $9.1 billion and $10.7 billion for the three months ended December 31, 2014 and 2013, and $44.3 billion and $46.7 billion for the years ended December 31, 2014 and 2013. FVA losses were $497 million for the three months ended December 31, 2014 resulting from a one-time charge related to the adoption of funding valuation adjustments related to uncollateralized derivatives in the company's Global Markets business. Net DVA/FVA losses were $626 million and $240 million for the three months and year ended December 31, 2014 and net DVA losses were $618 million and $1.2 billion for the three months and year ended December 31, 2013. Equity investment income was $(20) million and $474 million for the three months ended December 31, 2014 and 2013, and $1.1 billion and $2.9 billion for the years ended December 31, 2014 and 2013.

(I)	Rankings per Dealogic as of January 6, 2015.

(J)
Global Markets revenue excluding net DVA/FVA and recoveries on certain legacy FICC positions in the fourth quarter of 2013 are non-GAAP financial measures. Net DVA/FVA losses were $626 million and $240 million or the three months and year ended December 31, 2014 and net DVA losses were $618 million and $1.2 billion for the three months and year ended December 31, 2013. Recoveries on certain legacy FICC positions were approximately $220 million in the fourth quarter of 2013.

(K)
FICC sales and trading revenue, excluding net DVA/FVA is a non-GAAP financial measure. Net DVA/FVA losses included in FICC revenue were $577 million and $536 million for the three months ended December 31, 2014 and 2013, and $307 million and $1.1 billion for the years ended December 31, 2014 and 2013.

(L)
Equity sales and trading revenue, excluding net DVA/FVA is a non-GAAP financial measure. Equities net DVA/FVA losses were $49 million and $82 million for the three months ended December 31, 2014 and 2013, and gains of $67 million and losses of $44 million for the years ended December 31, 2014 and 2013.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss fourth-quarter 2014 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international) and the conference ID is: 79795.
A replay will be available via webcast through the Bank of America Investor Relations website. A replay of the conference call will also be available beginning at noon on January 15 through midnight, January 23 by telephone at 800.753.8546 (U.S.) or 1.402.220.0685 (international).
Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 48 million consumer and small business relationships with approximately 4,800 retail banking offices and approximately 15,800 ATMs and award-winning online banking with 31 million active users and approximately 17 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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Forward-looking Statements
Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, and future business and economic conditions more generally, and other matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of Bank of America's 2013 Annual Report on Form 10-K, and in any of Bank of America's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase claims and the chance that the Company could face related servicing, securities, fraud, indemnity or other claims from one or more counterparties, including monolines or private-label and other investors; the possibility that final court approval of negotiated settlements is not obtained, including the possibility that the court decision with respect to the BNY Mellon Settlement is overturned on appeal in whole or in part; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the possibility that the Company may not collect mortgage insurance claims; potential claims, damages, penalties, fines, and reputational damage resulting from pending or future litigation and regulatory proceedings, including the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible losses for litigation exposures; the possibility that the European Commission will impose remedial measures in relation to its investigation of the Company's competitive practices; the possible outcome of LIBOR, other reference rate and foreign exchange inquiries and investigations; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; the impact of global interest rates, currency exchange rates and economic conditions; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including but not limited to, any GSIB surcharge; the impact of implementation and compliance with new and evolving U.S. and International regulations, including but not limited to recovery and resolution planning requirements, the Volcker Rule, and derivatives regulations; the potential impact of the U.K. tax authorities' proposal to limit how much NOLs can offset annual profit; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; and other similar matters.

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Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Year Ended December 31		Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013
	2014	2013
Net interest income	$39,952	$42,265	$9,635	$10,219	$10,786
Noninterest income	44,295	46,677	9,090	10,990	10,702
Total revenue, net of interest expense	84,247	88,942	18,725	21,209	21,488
Provision for credit losses	2,275	3,556	219	636	336
Noninterest expense	75,117	69,214	14,196	20,142	17,307
Income before income taxes	6,855	16,172	4,310	431	3,845
Income tax expense	2,022	4,741	1,260	663	406
Net income (loss)	$4,833	$11,431	$3,050	$(232)	$3,439
Preferred stock dividends	1,044	1,349	312	238	256
Net income (loss) applicable to common shareholders	$3,789	$10,082	$2,738	$(470)	$3,183

Common shares issued	25,866	45,288	648	69	624
Average common shares issued and outstanding	10,527,818	10,731,165	10,516,334	10,515,790	10,633,030
Average diluted common shares issued and outstanding (1)	10,584,535	11,491,418	11,273,773	10,515,790	11,404,438

Summary Average Balance Sheet
Total debt securities	$351,702	$337,953	$371,014	$359,653	$325,119
Total loans and leases	903,901	918,641	884,733	899,241	929,777
Total earning assets	1,814,930	1,819,548	1,802,121	1,813,482	1,798,697
Total assets	2,145,590	2,163,513	2,137,551	2,136,109	2,134,875
Total deposits	1,124,207	1,089,735	1,122,514	1,127,488	1,112,674
Common shareholders’ equity	223,066	218,468	224,473	222,368	220,088
Total shareholders’ equity	238,476	233,947	243,448	238,034	233,415

Performance Ratios
Return on average assets	0.23%	0.53%	0.57%	n/m	0.64%
Return on average tangible common shareholders’ equity (2)	2.52	6.97	7.15	n/m	8.61

Per common share information
Earnings (loss)	$0.36	$0.94	$0.26	$(0.04)	$0.30
Diluted earnings (loss) (1)	0.36	0.90	0.25	(0.04)	0.29
Dividends paid	0.12	0.04	0.05	0.05	0.01
Book value	21.32	20.71	21.32	20.99	20.71
Tangible book value (2)	14.43	13.79	14.43	14.09	13.79

			December 31 2014	September 30 2014	December 31 2013
Summary Period-End Balance Sheet
Total debt securities			$380,461	$368,124	$323,945
Total loans and leases			881,391	891,315	928,233
Total earning assets			1,768,431	1,783,051	1,763,149
Total assets			2,104,534	2,123,613	2,102,273
Total deposits			1,118,936	1,111,981	1,119,271
Common shareholders’ equity			224,162	220,768	219,333
Total shareholders’ equity			243,471	238,681	232,685
Common shares issued and outstanding			10,516,542	10,515,894	10,591,808

Credit Quality	Year Ended December 31		Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013
	2014	2013
Total net charge-offs	$4,383	$7,897	$879	$1,043	$1,582
Net charge-offs as a percentage of average loans and leases outstanding (3)	0.49%	0.87%	0.40%	0.46%	0.68%
Provision for credit losses	$2,275	$3,556	$219	$636	$336

			December 31 2014	September 30 2014	December 31 2013

Total nonperforming loans, leases and foreclosed properties (4)			$12,629	$14,232	$17,772
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (3)			1.45%	1.61%	1.93%
Allowance for loan and lease losses			$14,419	$15,106	$17,428
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (3)			1.65%	1.71%	1.90%

For footnotes see page 18.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions)

	Basel 3 Transition		Basel 1
Capital Management	December 31 2014	September 30 2014	December 31 2013

Risk-based capital metrics (5, 6):
Common equity tier 1 capital	$155,363	$152,444	n/a
Tier 1 common capital	n/a	n/a	$141,522
Common equity tier 1 capital ratio	12.3%	12.0%	n/a
Tier 1 common capital ratio (7)	n/a	n/a	10.9%
Tier 1 leverage ratio	8.2	7.9	7.7

Tangible equity ratio (8)	8.42	8.10	7.86
Tangible common equity ratio (8)	7.47	7.22	7.20

Regulatory Capital Reconciliations (5, 6)	December 31 2014	September 30 2014

Regulatory capital – Basel 3 transition to fully phased-in
Common equity tier 1 capital (transition)	$155,363	$152,444
Adjustments and deductions recognized in Tier 1 capital during transition	(8,111)	(10,191)
Other adjustments and deductions phased in during transition	(5,978)	(7,147)
Common equity tier 1 capital (fully phased-in)	$141,274	$135,106

	December 31 2014	September 30 2014
Risk-weighted assets – As reported to Basel 3 (fully phased-in)
As reported risk-weighted assets	$1,261,522	$1,271,723
Changes in risk-weighted assets from reported to fully phased-in	153,889	146,516
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	1,415,411	1,418,239
Changes in risk-weighted assets for advanced models	50,222	(8,375)
Basel 3 Advanced approaches risk-weighted assets (fully phased-in)	$1,465,633	$1,409,864

Regulatory capital ratios
Basel 3 Standardized approach common equity tier 1 (transition)	12.3%	12.0%
Basel 3 Standardized approach common equity tier 1 (fully phased-in)	10.0	9.5
Basel 3 Advanced approaches common equity tier 1 (fully phased-in)	9.6	9.6

(1)
The diluted earnings (loss) per common share excludes the effect of any equity instruments that are antidilutive to earnings per share. There were no potential common shares that were dilutive in the third quarter of 2014 because of the net loss applicable to common shareholders.

(2)
Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Regulatory capital ratios are preliminary.

(6)
On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital and Tier 1 capital. We reported under Basel 1 (which included the Market Risk Final Rules) at December 31, 2013. Basel 3 common equity tier 1 capital and risk-weighted assets on a fully phased-in basis are non-GAAP financial measures. For reconciliations to GAAP financial measures, see above. The Corporation’s fully phased-in Basel 3 estimates and the supplementary leverage ratio are based on its current understanding of the Standardized and Advanced approaches under the Basel 3 rules. Under the Basel 3 Advanced approaches, risk-weighted assets are determined primarily for market risk and credit risk, similar to the Standardized approach, and also incorporate operational risk. Market risk capital measurements are consistent with the Standardized approach, except for securitization exposures, where the Supervisory Formula Approach is also permitted, and certain differences arising from the inclusion of the CVA capital charge in the credit risk capital measurement. Credit risk exposures are measured using internal ratings-based models to determine the applicable risk weight by estimating the probability of default, loss given default and, in certain instances, exposure at default. The internal analytical models primarily rely on internal historical default and loss experience. The calculations under Basel 3 require management to make estimates, assumptions and interpretations, including the probability of future events based on historical experience. Actual results could differ from those estimates and assumptions. These estimates assume approval by U.S. banking regulators of our internal analytical models, but do not include the benefit of the removal of the surcharge applicable to the comprehensive risk measure. Our estimates under the Basel 3 Advanced approaches may be refined over time as a result of further rulemaking or clarification by U.S. banking regulators or as our understanding and interpretation of the rules evolve. If our internal analytical models are not approved or are required to be revised, it would likely lead to an increase in our risk-weighted assets and negatively impact our capital ratios, which in some cases could be significant.

(7)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(8)
Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

n/a = not applicable
n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Fourth Quarter 2014
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,541	$1,174	$4,602	$4,057	$2,370	$(789)
Provision for credit losses	670	(131)	14	(29)	27	(332)
Noninterest expense	4,015	1,945	3,440	1,849	2,499	448
Net income (loss)	1,758	(397)	706	1,433	(72)	(378)
Return on average allocated capital (2)	24%	n/m	23%	18%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$161,267	$87,978	$123,544	$270,760	$58,094	$183,090
Total deposits	550,399	n/m	238,835	264,027	n/m	21,481
Allocated capital (2)	29,500	23,000	12,000	31,000	34,000	n/m
Period end
Total loans and leases	$163,416	$87,972	$125,431	$272,572	$59,388	$172,612
Total deposits	556,568	n/m	245,391	251,344	n/m	18,898

	Third Quarter 2014
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,512	$1,092	$4,666	$4,093	$4,142	$(71)
Provision for credit losses	617	286	(15)	(32)	45	(265)
Noninterest expense	3,972	7,271	3,403	1,905	3,335	256
Net income (loss)	1,861	(5,182)	813	1,413	373	490
Return on average allocated capital (2)	25%	n/m	27%	18%	4%	n/m
Balance Sheet
Average
Total loans and leases	$160,879	$87,971	$121,002	$267,047	$62,939	$199,403
Total deposits	545,116	n/m	239,352	265,721	n/m	29,268
Allocated capital (2)	29,500	23,000	12,000	31,000	$34,000	n/m
Period end
Total loans and leases	$161,345	$87,962	$122,395	$268,612	$62,645	$188,356
Total deposits	546,791	n/m	238,710	255,177	n/m	25,109

	Fourth Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,496	$1,712	$4,479	$4,303	$3,198	$513
Provision for credit losses	427	(474)	26	441	104	(188)
Noninterest expense	4,001	3,752	3,262	1,943	3,274	1,075
Net income (loss)	1,992	(1,035)	778	1,255	(47)	496
Return on average allocated capital (2)	26%	n/m	31%	22%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$163,157	$89,687	$115,546	$268,864	$66,496	$226,027
Total deposits	528,733	n/m	240,395	259,193	n/m	34,306
Allocated capital (2)	30,000	24,000	10,000	23,000	30,000	n/m
Period end
Total loans and leases	$165,094	$89,753	$115,846	$269,469	$67,381	$220,690
Total deposits	531,608	n/m	244,901	265,171	n/m	27,912

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Annual Results by Business Segment
(Dollars in millions)
	Year Ended December 31, 2014
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$29,862	$4,848	$18,404	$16,598	$16,119	$(715)
Provision for credit losses	2,633	160	14	336	110	(978)
Noninterest expense	15,911	23,226	13,647	7,681	11,771	2,881
Net income (loss)	7,096	(13,395)	2,974	5,435	2,719	4
Return on average allocated capital (2)	24%	n/m	25%	18%	8%	n/m
Balance Sheet
Average
Total loans and leases	$161,109	$88,277	$119,775	$270,164	$62,064	$202,512
Total deposits	543,441	n/m	240,242	261,312	n/m	30,255
Allocated capital (2)	29,500	23,000	12,000	31,000	34,000	n/m
Period end
Total loans and leases	$163,416	$87,972	$125,431	$272,572	$59,388	$172,612
Total deposits	556,568	n/m	245,391	251,344	n/m	18,898

	Year Ended December 31, 2013
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$29,864	$7,715	$17,790	$16,479	$15,390	$2,563
Provision for credit losses	3,107	(156)	56	1,075	140	(666)
Noninterest expense	16,260	15,815	13,033	7,551	11,996	4,559
Net income (loss)	6,647	(5,031)	2,977	4,973	1,153	712
Return on average allocated capital (2)	22%	n/m	30%	22%	4%	n/m
Balance Sheet
Average
Total loans and leases	$164,574	$90,278	$111,023	$257,249	$60,057	$235,460
Total deposits	518,904	n/m	242,161	236,765	n/m	34,919
Allocated capital (2)	30,000	24,000	10,000	23,000	30,000	n/m
Period end
Total loans and leases	$165,094	$89,753	$115,846	$269,469	$67,381	$220,690
Total deposits	531,608	n/m	244,901	265,171	n/m	27,912

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)
Fully taxable-equivalent (FTE) basis data (1)	Year Ended December 31		Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013
	2014	2013
Net interest income	$40,821	$43,124	$9,865	$10,444	$10,999
Total revenue, net of interest expense	85,116	89,801	18,955	21,434	21,701
Net interest yield (2)	2.25%	2.37%	2.18%	2.29%	2.44%
Efficiency ratio	88.25	77.07	74.90	93.97	79.75

Other Data			December 31 2014	September 30 2014	December 31 2013
Number of banking centers - U.S.			4,855	4,947	5,151
Number of branded ATMs - U.S.			15,838	15,675	16,259
Ending full-time equivalent employees			223,715	229,538	242,117

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 22-24.

(2)
Beginning in 2014, interest-bearing deposits placed with the Federal Reserve and certain non-U.S. central banks are included in earning assets. Prior period yields have been reclassified to conform to current period presentation.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

In addition, the Corporation evaluates its business segment results based on measures that utilize average allocated capital. The Corporation allocates capital to its business segments using a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return both represent non-GAAP financial measures. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, business segment exposures and risk profile, regulatory constraints and strategic plans. As part of this process, in the first quarter of 2014, the Corporation adjusted the amount of capital being allocated to its business segments. This change resulted in a reduction of the unallocated capital, which is reflected in All Other, and an aggregate increase to the amount of capital being allocated to the business segments. Prior periods were not restated.

See the tables below and on pages 23-24 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the years ended December 31, 2014 and 2013, and the three months ended December 31, 2014, September 30, 2014 and December 31, 2013. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Year Ended December 31		Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013
	2014	2013
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$39,952	$42,265	$9,635	$10,219	$10,786
Fully taxable-equivalent adjustment	869	859	230	225	213
Net interest income on a fully taxable-equivalent basis	$40,821	$43,124	$9,865	$10,444	$10,999

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$84,247	$88,942	$18,725	$21,209	$21,488
Fully taxable-equivalent adjustment	869	859	230	225	213
Total revenue, net of interest expense on a fully taxable-equivalent basis	$85,116	$89,801	$18,955	$21,434	$21,701

Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis

Income tax expense	$2,022	$4,741	$1,260	$663	$406
Fully taxable-equivalent adjustment	869	859	230	225	213
Income tax expense on a fully taxable-equivalent basis	$2,891	$5,600	$1,490	$888	$619

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$223,066	$218,468	$224,473	$222,368	$220,088
Goodwill	(69,809)	(69,910)	(69,782)	(69,792)	(69,864)
Intangible assets (excluding mortgage servicing rights)	(5,109)	(6,132)	(4,747)	(4,992)	(5,725)
Related deferred tax liabilities	2,090	2,328	2,019	2,077	2,231
Tangible common shareholders’ equity	$150,238	$144,754	$151,963	$149,661	$146,730

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$238,476	$233,947	$243,448	$238,034	$233,415
Goodwill	(69,809)	(69,910)	(69,782)	(69,792)	(69,864)
Intangible assets (excluding mortgage servicing rights)	(5,109)	(6,132)	(4,747)	(4,992)	(5,725)
Related deferred tax liabilities	2,090	2,328	2,019	2,077	2,231
Tangible shareholders’ equity	$165,648	$160,233	$170,938	$165,327	$160,057

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013
	2014	2013
Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity

Common shareholders’ equity	$224,162	$219,333	$224,162	$220,768	$219,333
Goodwill	(69,777)	(69,844)	(69,777)	(69,784)	(69,844)
Intangible assets (excluding mortgage servicing rights)	(4,612)	(5,574)	(4,612)	(4,849)	(5,574)
Related deferred tax liabilities	1,960	2,166	1,960	2,019	2,166
Tangible common shareholders’ equity	$151,733	$146,081	$151,733	$148,154	$146,081

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity

Shareholders’ equity	$243,471	$232,685	$243,471	$238,681	$232,685
Goodwill	(69,777)	(69,844)	(69,777)	(69,784)	(69,844)
Intangible assets (excluding mortgage servicing rights)	(4,612)	(5,574)	(4,612)	(4,849)	(5,574)
Related deferred tax liabilities	1,960	2,166	1,960	2,019	2,166
Tangible shareholders’ equity	$171,042	$159,433	$171,042	$166,067	$159,433

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,104,534	$2,102,273	$2,104,534	$2,123,613	$2,102,273
Goodwill	(69,777)	(69,844)	(69,777)	(69,784)	(69,844)
Intangible assets (excluding mortgage servicing rights)	(4,612)	(5,574)	(4,612)	(4,849)	(5,574)
Related deferred tax liabilities	1,960	2,166	1,960	2,019	2,166
Tangible assets	$2,032,105	$2,029,021	$2,032,105	$2,050,999	$2,029,021

Book value per share of common stock

Common shareholders’ equity	$224,162	$219,333	$224,162	$220,768	$219,333
Ending common shares issued and outstanding	10,516,542	10,591,808	10,516,542	10,515,894	10,591,808
Book value per share of common stock	$21.32	$20.71	$21.32	$20.99	$20.71

Tangible book value per share of common stock

Tangible common shareholders’ equity	$151,733	$146,081	$151,733	$148,154	$146,081
Ending common shares issued and outstanding	10,516,542	10,591,808	10,516,542	10,515,894	10,591,808
Tangible book value per share of common stock	$14.43	$13.79	$14.43	$14.09	$13.79

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2014	Third Quarter 2014	Fourth Quarter 2013
	2014	2013
Reconciliation of return on average allocated capital (1)

Consumer & Business Banking

Reported net income	$7,096	$6,647	$1,758	$1,861	$1,992
Adjustment related to intangibles (2)	4	7	1	1	1
Adjusted net income	$7,100	$6,654	$1,759	$1,862	$1,993

Average allocated equity (3)	$61,449	$62,037	$61,423	$61,441	$61,998
Adjustment related to goodwill and a percentage of intangibles	(31,949)	(32,037)	(31,923)	(31,941)	(31,998)
Average allocated capital	$29,500	$30,000	$29,500	$29,500	$30,000

Global Wealth & Investment Management

Reported net income	$2,974	$2,977	$706	$813	$778
Adjustment related to intangibles (2)	13	16	4	3	4
Adjusted net income	$2,987	$2,993	$710	$816	$782

Average allocated equity (3)	$22,214	$20,292	$22,186	$22,204	$20,265
Adjustment related to goodwill and a percentage of intangibles	(10,214)	(10,292)	(10,186)	(10,204)	(10,265)
Average allocated capital	$12,000	$10,000	$12,000	$12,000	$10,000

Global Banking

Reported net income	$5,435	$4,973	$1,433	$1,413	$1,255
Adjustment related to intangibles (2)	2	3	—	1	1
Adjusted net income	$5,437	$4,976	$1,433	$1,414	$1,256

Average allocated equity (3)	$53,404	$45,412	$53,400	$53,402	$45,410
Adjustment related to goodwill and a percentage of intangibles	(22,404)	(22,412)	(22,400)	(22,402)	(22,410)
Average allocated capital	$31,000	$23,000	$31,000	$31,000	$23,000

Global Markets

Reported net income (loss)	$2,719	$1,153	$(72)	$373	$(47)
Adjustment related to intangibles (2)	9	9	3	2	3
Adjusted net income (loss)	$2,728	$1,162	$(69)	$375	$(44)

Average allocated equity (3)	$39,374	$35,370	$39,369	$39,374	$35,381
Adjustment related to goodwill and a percentage of intangibles	(5,374)	(5,370)	(5,369)	(5,374)	(5,381)
Average allocated capital	$34,000	$30,000	$34,000	$34,000	$30,000

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Consumer Real Estate Services.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)	Average allocated equity is comprised of average allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.